RACKSPACE HOSTING, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION SCHEDULE
(APPROVED NOVEMBER 2011)

1.	Compensation for Non-Employee Directors. Each Rackspace Hosting, Inc. Non-Employee Director shall be entitled to receive the following compensation for service on the Rackspace Board of Directors:

Annual Common Stock Compensation to all Non-Employee Directors:
(a)$150,000 to be paid in the form of a restricted stock award annually for standing Non-Employee Directors (effective after the 2012 annual meeting of the stockholders); plus
Annual Compensation to all Non-Employee Directors:
(b)$50,000 annually; plus
Annual Compensation to Lead Director:
(c)$25,000 annually to the lead director (as may be designated by the Non-Employee Directors); plus
Annual Compensation to Committee Chairpersons:
(d)$25,000 annually if such Company Non-Employee Director serves as chairperson of the audit committee; plus
(e)$20,000 annually if such Company Non-Employee Director serves as chairperson of the compensation committee or service and strategy committee; plus
(f)$10,000 annually for each standing Board committee, other than the audit committee, compensation committee or service and strategy committee, for which such Company Non-Employee Director serves as chairperson; plus
Annual Compensation to Committee Members (Non-Chairpersons):
(g)$10,000 annually for each standing Board committee for which such Company Non-Employee Director serves as a member of the audit committee, compensation committee or the service and strategy committee (other than the chairperson of such committee); plus
(h)$5,000 annually for each standing Board committee for which such Company Non-Employee Director serves other than the audit committee, compensation committee or service and strategy committee (other than the chairperson of such committee).
In addition, the Board may issue additional discretionary equity compensation to Company Non-Employee Directors in an amount not to exceed $200,000 per Non-Employee Director per year.

2.
Subsidiary Directors. If the Board designates by resolution that directors of any Subsidiary are to participate in this compensation plan, then each such subsidiary non-employee director shall receive such amount of shares of Common Stock and/or cash as shall be specified by resolution of the Compensation Committee.

3.
Chairman's Right to Reduce or Withhold Compensation. Notwithstanding anything contained herein to the contrary, the amount of cash or equity payable to any Non-Employee Director may be reduced or withheld by the Chairperson of the Board for failure to attend meetings of the Board, or the Boards of Directors of any Subsidiary upon which such Non-Employee Director serves, or for failure to otherwise perform the duties of such Non-Employee Director's office.

4.
Compensation Committee's Right to Revise Compensation Terms. Notwithstanding anything contained herein to the contrary, the Compensation Committee may, in its discretion, cause the equity amount and/or amount of cash determined pursuant to Section 1 above, to be issued and paid at such time or times as it shall determine in its discretion.

5.	Annual Equity Compensation.

(a)
Annual Equity Compensation Pursuant to Section 1(a). Equity paid pursuant to Section 1(a) shall be paid in the form of restricted stock units (RSUs), issued for the ensuing year immediately following the annual stockholder meeting. The RSUs shall be valued at the fair market value of the Common Stock as of the date of issuance. For example, on May 9, 2012, each Non-Employee Director shall be entitled to receive RSUs with an accounting valuation of $150,000.00 and the number of shares of Common Stock issuable under the RSU would be derived by dividing the $150,000.00 by the fair market value of a share of Common Stock as of May 9, 2012. Therefore, if the fair market value of the Common Stock on May 9, 2012 was $50.00 per share, then a RSU for 3,000 shares of Common Stock would be issued to each Non-Employee Director.

(b)
Fractional Shares. To the extent that the payments made pursuant to Section 1 to a Non-Employee Director result in fractional shares of Common Stock being issuable to such Non-Employee Director, the number of shares will be rounded to the nearest whole share.

(c)	Full Value Award. Common Stock issued hereunder shall be issued as a Full Value Award under the Company's 2007 Long Term Incentive Plan.

6.
Cash Compensation. Non-Employee Directors shall receive the cash compensation under Sections 1(b) - (h) on a monthly basis, paid promptly following the applicable calendar month in which such compensation was earned.